Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder
PMOG Holdings, Inc. and Subsidiaries:

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-4 of Range Resources Corporation and in the related Prospectus and to the incorporation by reference therein of our report relating to the consolidated balance sheet of PMOG Holdings, Inc. and subsidiaries (Successor) as of December 31, 2003 and the related consolidated statements of operations, shareholder’s equity and comprehensive income, and cash flows for the period from January 1, 2003 to August 12, 2003 (Predecessor period) and from August 12, 2003 to December 31, 2003 (Successor period), which report appears in the Form 8-K/A of Range Resources Corporation filed on January 27, 2005, which is in incorporated by reference in the registration statement and prospectus.

As discussed in note 1 to the consolidated financial statements, effective August 13, 2003, a wholly owned subsidiary of PMOG Holdings, Inc. acquired all of the outstanding stock of the Predecessor in a business combination accounted for as a purchase. As a result of the acquisition, the financial information for the period after the acquisition is presented on a different cost basis than that for the period before acquisition and, therefore, is not comparable.

In addition, as discussed in note 1 to the consolidated financial statements, PMOG Holdings, Inc. and subsidiaries adopted, in the predecessor period, the provisions of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, in 2003.

/s/ KPMG

Pittsburgh, Pennsylvania
March 21, 2005